Exhibit 99

Heritage Financial Group Reports Second Quarter Earnings

Company Declares Quarterly Cash Dividend of $0.08 Per Share

ALBANY, Ga.--(BUSINESS WIRE)--July 22, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the second quarter and six months ended June 30, 2009. The Company reported a profit for the quarter in spite of a challenging business environment pressured by ongoing recessionary conditions, diminished loan demand, and increased pressure on net interest margin due to an unprecedented low interest rate environment. For the second quarter, the Company's net income totaled $155,000 or $0.02 per diluted share compared with net income of $688,000 or $0.07 per diluted share in the prior-year period. For the six months ended June 30, 2009, net income totaled $549,000 or $0.05 per diluted share compared with $1,267,000 or $0.12 per diluted share in the year-earlier period.

Separately, Heritage Financial Group announced that its Board of Directors has declared a regular quarterly cash dividend of $0.08 per share. The dividend will be paid on August 21, 2009, to stockholders of record as of August 7, 2009. Heritage, MHC, which holds 7,868,875 shares or approximately 76% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Commenting on the results, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Since the recession began more than a year and a half ago, our company has fared better than most. We are proud to have remained profitable despite facing extremely challenging market conditions. However, we have seen weakened loan demand even though we are capable and willing to make sound loans. Also, nonperforming assets have continued to rise to a level that is higher than we like, yet still remain at a reasonable level considering the depth and duration of this recession. We know that the current environment continues to evolve and remains uncertain, so we place ongoing emphasis on identifying and working through problem loans, reserving aggressively when appropriate, and maintaining solid fundamental operations, which we believe will better position us to weather the current downturn and participate more fully in the economic recovery when it occurs."

At the end of the second quarter of 2009, Heritage Financial Group's capital levels remained significantly above the levels required to be considered "well-capitalized" under regulatory standards – the highest capital rating category a financial institution can achieve. The Bank's total risk-based capital ratio at June 30, 2009, was 17.7%, greatly exceeding the required minimum of 10% to be considered a well-capitalized institution. Tangible common equity at June 30, 2009, stood at 13.0% of total assets.

Net interest income for the second quarter declined 10% to $3,424,000 from $3,803,000 in the same quarter last year. Net interest margin decreased four basis points to 3.27% in the second quarter versus 3.31% in the first quarter of 2009. As a result of the significant interest rate cuts by the Federal Reserve Board, and their adverse impact on loan yields, net interest margin declined 29 basis points from the year-earlier period. Net interest income for the first six months of 2009 declined 7% to $6,980,000 from $7,492,000 for the year-earlier period. The Company's net interest margin was 3.29% for the first half of 2009, reflecting a decline of 28 basis points from 3.57% in the comparable period last year.

Total nonperforming assets increased to $13,012,000 at June 30, 2009, from $9,319,000 at March 31, 2009, primarily reflecting an increase in nonperforming loans over the past quarter. Nonperforming loans at the end of the second quarter rose to $12,105,000 versus $7,917,000 at March 31, 2009, due primarily to the reclassification of one commercial relationship. Other real estate owned (OREO) and repossessed assets declined to $907,000 at the end of the second quarter of 2009 from $1,403,000 at the end of the first quarter of 2009, reflecting the Company's disposition of OREO and write-downs during the quarter. Nonperforming assets totaled 2.76% of total assets at June 30, 2009, up from 1.90% at March 31, 2009. Nonperforming assets totaled $4,248,000 at June 30, 2008, equal to 0.87% of total assets, while nonperforming loans were $1,839,000.

Net charge-offs to average outstanding loans, on an annualized basis, were 0.25% for the second quarter of 2009 versus 0.42% for the first quarter of 2009 and 1.77% for the prior-year period, with the prior-year quarter reflecting primarily the charge-off of one commercial credit as it transitioned to OREO status. Even though the Company has relatively little exposure to acquisition, construction and development loans, management believes that nonperforming assets and net charge-offs will likely remain at elevated levels until the economy begins to recover.

While nonperforming assets have increased over the past year, management has worked to identify problem credits and has been increasing specific reserves for loan losses in anticipation of credit quality issues arising from the continued weakness in real estate and the overall economy. Because of this ongoing and proactive process, the Company's provision for loan losses declined to $500,000 for the second quarter of 2009 from $800,000 in the first quarter of 2009, and $782,000 in the year-earlier period. For the first half of 2009, the provision for loan losses was $1,300,000 versus $1,182,000 in the same period last year. At June 30, 2009, the allowance for loan losses totaled $5,747,000 or 1.94% of total loans outstanding, up from $5,435,000 or 1.82% of total loans outstanding at March 31, 2009, and $4,108,000, or 1.57% of total loans outstanding at June 30, 2008.

Noninterest income totaled $2,039,000 for the second quarter of 2009, up 2% from $1,999,000 in the year-earlier quarter, reflecting primarily gains on sales of securities, as the Company shortened the maturity of its investment portfolio. These gains were offset partially by lower service charges on deposit accounts, specifically insufficient fund fees, and reduced other noninterest income stemming from the elimination of dividends on Federal Home Loan Bank stock and the cessation of real estate partnership income following the Company's sale of a partnership interest last year. Noninterest income for the first half of 2009 declined 2% to $3,684,000 from $3,765,000 in the year-earlier period, reflecting the same factors that influenced the second quarter performance.

Noninterest expense for the second quarter of 2009 increased 14% to $4,742,000 from $4,177,000 in the second quarter of 2008, resulting primarily from net losses on the sale and write-down of OREO as well as a special FDIC insurance assessment during the quarter. Noninterest expense for the six months ended June 30, 2009, rose 4% to $8,856,000 compared with $8,532,000 for the year-earlier period. This increase primarily reflected the same factors that influenced the second quarter performance, which were offset partially by lower amounts for salaries and employee benefits, equipment, and advertising and marketing. The Company's efficiency ratio was 86.80% and 83.05%, respectively, for the second quarter and six months ended June 30, 2009, versus 71.99% and 75.80%, respectively, in the year-earlier periods.

The Company's total assets declined 6% to $470,985,000 at June 30, 2009, from $502,058,000 at December 31, 2008, reflecting primarily weaker demand for loans in the current economic environment. Total assets were $487,575,000 at June 30, 2008. Gross loans declined 2% to $295,881,000 at June 30, 2009, from $302,488,000 at December 31, 2008, and 6% from $314,546,000 at June 30, 2008. Deposits dropped 4% to $323,924,000 at June 30, 2009, from $338,546,000 at the end of 2008, primarily due to the run-off of higher-cost brokered deposits, but were up slightly from $321,394,000 at June 30, 2008. Total stockholders' equity of $62,132,000 at June 30, 2009, was essentially even with $62,213,000 at December 31, 2008, but was down 2% from $63,292,000 at June 30, 2008, primarily due to stock repurchase activity during the intervening year. In the second quarter ended June 30, 2009, the Company repurchased approximately 1,500 shares under its stock repurchase programs at a cost of $14,000. The Company has remaining authority to repurchase approximately 187,000 shares under its current program.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through eight full-service banking offices. As of June 30, 2009, the Company reported total assets of approximately $471.0 million and total stockholders' equity of approximately $62.1 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

HERITAGE FINANCIAL GROUP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Second Quarter ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest income	$5,752	$6,847	$11,880	$13,880
Interest expense	2,328	3,044	4,900	6,388
Net interest income	3,424	3,803	6,980	7,492
Provision for loan losses	500	782	1,300	1,182
Net interest income after provision for loan losses	2,924	3,021	5,680	6,310
Noninterest income	2,039	1,999	3,684	3,765
Noninterest expense	4,742	4,177	8,856	8,532
Income before income taxes	221	843	508	1,542
Income tax (benefit) expense	67	155	(41)	275
Net income	$155	$688	$549	$1,267
Net income per share:
Basic	$0.02	$0.07	$0.05	$0.12
Diluted	$0.02	$0.07	$0.05	$0.12
Weighted average shares outstanding:
Basic	10,040	10,211	10,033	10,247
Diluted	10,040	10,213	10,033	10,249
Dividends declared per share	$0.08	$0.07	$0.16	$0.14

		June 30, 2009	Dec. 31, 2008	June 30, 2008
Total assets		$470,985	$502,058	$487,575
Cash and cash equivalents		17,760	10,160	6,318
Interest-bearing deposits in banks		629	746	441
Securities available for sale		114,263	116,141	116,756
Loans receivable		295,881	302,488	314,546
Allowance for loan losses		5,747	4,951	4,108
Total deposits		323,924	338,546	321,394
Federal Home Loan Bank advances		42,500	52,500	65,000
Stockholders' equity		62,132	62,213	63,351

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2009, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the second quarter and six months ended June 30, 2009, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer